EXHIBIT 21.1

SUBSIDIARIES OF
ARDEN REALTY, INC.

Name	Jurisdiction
Arden Realty Limited Partnership	Maryland
Arden Realty Finance, Inc.	California
Arden Realty Finance II, Inc.	Maryland
Arden Realty Finance III, LLC	Delaware
Arden Realty Finance IV, LLC	Delaware
Arden Realty Finance V, LLC	Delaware
Arden Realty Finance VI, LLC	Delaware
Arden-Westwood, LLC	Delaware
Activity Business Center, L.P.	Delaware
Arden Realty Finance Partnership, L.P.	California
145 South Fairfax, LLC	California
NextEdge, Inc. (doing business as NextEdge Real Estate Services, Inc.)	Delaware